Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-200363) of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated August 19, 2021 with respect to the consolidated balance sheets of the Company as of June 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the three-year period ended June 30, 2021, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on August 19, 2021, and the effectiveness of internal control over financial reporting as of June 30, 2021, which report appears in the June 30, 2021 annual report on Form 10-K of the Company.

WSRP, LLC
Salt Lake City, Utah
August 19, 2021